Exhibit 19.1
HAYWARD HOLDINGS, INC.
INSIDER TRADING POLICY
1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Hayward Holdings, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”
2.Persons Subject to this Policy. This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The same restrictions that apply to such directors, officers and employees also apply to (i) family members who reside with them, (ii) anyone else who lives in their household, (iii) any family members who do not live in their household but whose transactions in Company Securities (as defined below) are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Company Securities) and (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-(iii) (collectively, “Other Covered Persons”). Directors, officers and employees are responsible for transactions by Other Covered Persons and for informing them of this Policy.
The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer.
3.Transactions Subject to this Policy. This Policy applies to transactions (including gifts) in the Company’s securities, including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of security that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants (collectively, “Company Securities”).
4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that his or her Other Covered Persons also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.Administration of this Policy. The Company’s General Counsel or such other officer as is designated by the Chief Executive Officer shall serve, in consultation with the Chief Executive Officer, as the “Compliance Officer” for the purposes of this Policy, and in such role, shall be responsible for the administration of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Executive Officer, and, if the Chief Executive Officer is unavailable, by the Chief Financial Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer or his or her designee shall be final and not subject to further review.
6.Statement of Policy. It is the policy of the Company that a director, officer or other employee of the Company or its subsidiaries (or any other person designated by the Compliance Officer or his or her designee as subject to this Policy) who is aware of material nonpublic information relating to the Company may not directly or indirectly through Other Covered Persons:
•engage in transactions (including gifts) in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
•pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when they are aware of such information;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or anyone outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities in contravention of this Policy.
In addition, it is the policy of the Company that a director, officer or employee of the Company (or any other person designated by the Compliance Officer or his or her designee as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.Definition of Material Nonpublic Information.
7.1Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
While it is not possible to define all categories of material information, the following are some examples of information that ordinarily would be regarded as material:
•projections of future earnings or losses, or other earnings guidance;
•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•a pending or proposed merger, acquisition or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a pending or proposed joint venture or licensing arrangement;
•a Company restructuring;
•significant related party transactions;
•a change in dividend policy, the declaration of a stock split or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s pricing or cost structure;
•major marketing changes;
•a change in management;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;
•significant regulatory developments;
•impending bankruptcy or the existence of severe liquidity problems;
•the gain or loss of a significant customer or supplier; and
•the imposition of a ban on trading in Company Securities or the securities of another company.
7.2Nonpublic Information. Information that is not generally known or available to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones

“broad tape,” newswire services, a broadcast on widely-available radio or television programs, a widely-available pre-announced webcast, publication in a widely-available newspaper, magazine or news website, a pre-announced quarterly earnings release or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees.
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the second full trading day after the information is released. For example, if the Company announces financial earnings after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Thursday (assuming he or she is not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Friday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
8.Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
8.1Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
8.2Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units, performance-based stock units or similar awards or to a transaction in which there is an election to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit or performance-based stock unit. This Policy does apply, however, to any market sale of shares received upon settlement of any restricted stock unit, performance-based stock unit or similar award.
8.3Employee Stock Purchase Plan. This Policy does not apply to periodic purchases under a Company employee stock purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase the level of contribution in a subsequent purchase period. It would also apply to any sales of shares purchased under the plan.
8.4401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate, and increases or decreases in the level of participation, in a Company stock fund and transfers in or out of a Company stock fund (including in connection with a plan loan).
9.Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company not already identified in Section 8 are not subject to this Policy.
10.Transactions in Mutual Funds. In addition, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
11.Special and Prohibited Transactions. The Company has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is therefore the Company’s policy that the persons identified below may not engage in any of the following transactions:
11.1Short-Term Trading. Short-term trading of Company Securities may be distracting to the person engaging in such trades and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or executive officer of the Company who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
11.2Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance if the seller could benefit from a decline in value of the Company’s securities. For these reasons, persons covered by this Policy are prohibited from engaging in any short sales of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
11.3Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such individual’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, persons covered by this Policy are prohibited from engaging in any transactions in put options, call options or other derivative securities on an exchange or in any other organized market.
11.4Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such individual may no longer have the same objectives as the Company’s other shareholders.

Therefore, persons covered by this Policy are prohibited from engaging in any such transactions.
11.5Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons covered by this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Company Securities as collateral for a loan, he or she must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
11.6Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore prohibits placing standing or limit orders on Company Securities other than pursuant to Rule 10b5-1 Plans.
12.Rule 10b5-1 Plans. Rule 10b5-1(c) under the Exchange Act provides a defense from insider trading liability under Rule 10b5-1. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1(c) (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1(c), Company Securities may be purchased or sold without regard to certain insider trading restrictions.
13.To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1(c). A Rule 10b5-1 Plan cannot be adopted during a quarterly Blackout Period or when the person entering into the plan is aware of material nonpublic information, and the first trade made pursuant to a Rule 10b5-1 Plan may not occur until after the “cooling-off period” following the date of adoption of the plan has expired, as set forth in Rule 10b5-1(c). For directors and officers, the “cooling-off period” expires at the later of (a) 90 days after the adoption of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted that discloses the Company’s financial results (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan). For all other persons subject to this Policy, the “cooling-off period” expires 30 days after the adoption of the Rule 10b5-1 Plan. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party and once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Further, no person subject to this Policy may enter into or maintain more than one simultaneous Rule 10b5-1 Plan, except that a person may, in addition to one Rule 10b5-1 Plan to purchase or sell Company Securities on the open market, enter into or maintain a Rule 10b5-1 Plan that provides only for eligible sell-to-cover transactions solely to satisfy statutory tax withholding obligations arising exclusively from the vesting of compensatory awards, such as restricted stock units, and the person does not otherwise exercise control over the timing of such sales (an “Eligible Sell-to-Cover Plan”). Additionally, no person subject to this Policy may enter into more than one Rule 10b5-1 Plan in a 12-month period designed to effect a single open-market purchase or sale of all the securities covered by such plan (other than an Eligible Sell-to-Cover Plan).
Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required.
14.Trading Window and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Board has adopted an Addendum to this Policy that applies to directors, executive officers subject to Section 16 of the Exchange Act and other designated persons who have regular access to material nonpublic information about the Company. The Company will notify those individuals who are subject to the Addendum.
The Addendum generally prohibits persons and entities covered by it from trading in Company Securities, except during the trading windows specified in the Addendum. Directors, Section 16 executive officers and other designated persons also must pre-clear all transactions in Company Securities with the Compliance Officer.
In addition, from time to time, the Company may be involved in activities—such as proposed acquisitions—that are material and that are known only by a few people at the Company. For those individuals whose duties at the Company cause them to be aware of such activity, the Compliance Officer will notify them of an event-specific trading restriction and these individuals will not be permitted to trade in Company Securities during such trading restriction. The existence of an event-specific trading restriction will not be widely announced and should not be communicated to anyone. Even if individuals are not notified of an event-specific trading restriction, they should not trade in Company Securities if they are aware of material nonpublic information.
15.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
16.Unauthorized Disclosure. Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Directors, officers and employees should treat all information they learn about the Company or its business plans in connection with their employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and individuals to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to individual directors, officers or employees, the Company and its management. Accordingly, it is important that responses to inquiries regarding the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals, as expressly identified by the Compliance Officer.
17.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
18.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at 704.572.6801 or by email at scanning@hayward.com.
Last updated: January 10, 2024

ADDENDUM TO INSIDER TRADING POLICY
The Company has established additional procedures to assist in the administration of the Insider Trading Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These additional procedures are applicable only to directors and executive officers subject to Section 16 of the Exchange Act (“Section 16 executive officers”) and other persons who are periodically designated by the Compliance Officer, or his or her designee, as being subject to these additional procedures (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy). The Compliance Officer will notify those individuals who are subject to this Addendum.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to the Insider Trading Policy, including this Addendum (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
1.Pre-Clearance Procedures. Directors, Section 16 executive officers and other persons designated as being subject to this Addendum by the Compliance Officer or his or her designee (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy) may not engage in any transaction in Company Securities at any time (other than as specified by the Insider Trading Policy, including this Addendum), even if not subject to a Blackout Period, without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
2.When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request; provided, however, that if the requestor becomes aware of material nonpublic information before the trade is executed, the preclearance is void and the trade must not be completed.
3.Quarterly Trading Restrictions. Directors, Section 16 executive officers and other persons who are designated by the Compliance Officer or his or her designee as being subject to this Addendum (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy) may not engage in any transaction in

Company Securities (other than as specified by the Insider Trading Policy, including this Addendum) during a “Blackout Period” beginning two weeks prior to the end of each fiscal quarter and ending after the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the day after the second full trading day following the public release of the Company’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter. For example, assuming a regular five-business day week, if the earnings release is published on Wednesday, trading may begin on the following Friday and continue until two weeks prior to the end of the fiscal quarter, assuming no event-specific trading restrictions are implemented.
4.Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the Compliance Officer or his or her designee may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific trading restriction, you should not trade while aware of material nonpublic information.
5.Exceptions. The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Insider Trading Policy does not apply, as described in the Insider Trading Policy under the headings “Transactions Under Company Plans,” “Transactions in Mutual Funds” and “Transactions with the Company.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described in the Insider Trading Policy under the heading “Rule 10b5-1 Plans.”
6.Notifying the Compliance Officer of Modification or Termination of Non-Rule 10b5-1 Trading Arrangements. The Company is required to disclose in its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the adoption, modification or termination by a director or Section 16 executive officer of any Rule 10b5-1 Plan and any “non-Rule 10b5-1 trading arrangement,” which is defined as any written arrangement for the trading of securities that was entered into at a time when the director or Section 16 executive officer was not aware of material nonpublic information and (i) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, or (ii) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, or (iii) did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so. While the adoption or modification of a non-Rule 10b5-1 trading arrangement by a director or Section 16 executive officer is subject to the pre-clearance procedures set forth above, to assist the Company with its disclosure obligation, directors and Section 16 executive officers must promptly notify (within two business days) the Compliance Officer of any termination of a non-Rule 10b5-1 trading arrangement.

7.
Last updated: January 10, 2024